Exhibit 5.1

DLA Piper Tokyo Partnership
Meiji Seimei Kan 7F
2-1-1 Marunouchi
Chiyoda-ku Tokyo 100-0005
Japan
T +81 3 4550 2800
F +81 3 4550 2801
W www.dlapiper.com

April 10, 2013

UBIC, Inc.

Meisan Takahama Building

2-12-23 Kounan

Minato-ku, Tokyo 108-0075

Japan

Ladies and Gentlemen:

Re: Registration Statement (No. 333-184691) on Form F-1

We have acted as special Japanese counsel to UBIC, Inc. (the “Company”), a joint stock corporation (kabushiki kaisha) with 7,200,000 authorized shares organized under the laws of Japan, in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “SEC”), under the United States Securities Act of 1933, as amended, of a Registration Statement on Form F-1 (File No. 333-184691) (as amended as of the date hereof, the “Registration Statement”) and the initial public offering by the Company of 2,856,000 American Depositary Shares (“ADSs”).  Each five ADSs represent one common share of the Company (the “Underlying Shares”).

We have relied upon information and documentation provided to us by the Company and in doing so, we have reviewed the Company’s articles of incorporation, records of proceedings of the Company’s board of directors relating to the issuance of the Underlying Shares and such other documents, instruments and matters of law as we have deemed necessary to the rendering of this opinion.  In such review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.   In addition, we have relied on certificates of public officials and, as to matters of fact, statements and certificates of officers of the Company.

We are of the opinion that the Underlying Shares have been duly and validly authorized, and after the payment to the Company for the Underlying Shares as contemplated in the Registration Statement, will be validly issued and subscribed, fully paid and non-assessable.

This opinion is given solely in respect of the laws of Japan as they exist and are interpreted as of the date of this opinion.  We assume no obligation to supplement this opinion in the event of any changes to the laws of Japan or in the facts upon which any of the opinions herein are based.  We have made no inquiry into the laws and regulations of any other jurisdiction or jurisdictions or as to laws relating to choice of law or conflicts of law principles. We express no opinion as to the laws of any other jurisdiction and none is to be implied.

This opinion is rendered only with respect to the due authorization and validity of the Underlying Shares as stated herein and may not be used or relied upon for any other purpose.

Yours faithfully,

/s/ DLA Piper Tokyo Partnership

DLA Piper Tokyo Partnership